FY 2015 Q4 Earnings Release Conference Call Transcript
June 25, 2015

This transcript is provided by NIKE, Inc. only for reference purposes. Information presented was current only as of the date of the conference call, and may have subsequently changed materially. NIKE, Inc. does not update or delete outdated information contained in this transcript, and disclaims any obligation to do so.

PRESENTATION

Operator:

Good afternoon, everyone. Welcome to NIKE's Fiscal 2015 Fourth Quarter Conference Call. For those who need to reference today's press release, you'll find it at investors.nike.com.

Leading today's call is Kelley Hall, Vice President, Corporate Finance and Treasurer.

Before I turn the call over to Ms. Hall, let me remind you that participants on this call will make forward-looking statements based on current expectations, and those statements are subject to certain risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed in the reports filed with the SEC, including forms 8-K, 10-K and 10-Q.

Some forward-looking statements concern future orders that are not necessarily indicative of changes in total revenues for subsequent periods due to a mix of futures and at-once orders, exchange rate fluctuations, order cancellations, changes in the timing of shipments, discounts and returns, which may vary significantly from quarter-to-quarter.

In addition, it is important to remember the significant portion of NIKE, Inc.'s continuing operations, including equipment, NIKE Golf, Converse and Hurley, are not included in these futures numbers.

Finally, participants may discuss non-GAAP financial measures, including references to wholesale equivalent sales. References to wholesale equivalent sales are only intended to provide context as to the overall current market footprint of the brands owned by NIKE, Inc. and should not be relied upon as a financial measure of actual results.

Participants may also make references to other nonpublic financial and statistical information and non-GAAP financial measures. Discussion of nonpublic financial and statistical information and presentations of comparable GAAP measures and quantitative reconciliations can be found at NIKE's website, investors.nike.com.

Now I would like to turn the call over to Kelley Hall, Vice President, Corporate Finance and Treasurer.

Kelley Hall, Vice President, Treasury and Investor Relations:

Thank you, operator. Hello, everyone, and thank you for joining us today to discuss NIKE's fiscal 2015 fourth quarter results. As the operator indicated, participants on today's call may discuss non-GAAP financial measures. You will find the appropriate reconciliations in our press release, which was issued about an hour ago, and at our website, investors.nike.com.

Joining us on today's call will be NIKE, Inc. President and CEO, Mark Parker; followed by Trevor Edwards, President of the NIKE Brand. And finally, Don Blair, in his final earnings call, as our Chief Financial Officer, will give you an overview of our financial results. Following their prepared remarks, we will take your questions. [Operator Instructions] Thank you for your cooperation on this.

I'll now turn the call over to NIKE, Inc. President and CEO, Mark Parker.

Mark Parker, President & Chief Executive Officer, NIKE, Inc.:

Thank you, Kelley, and hello, everyone. Fiscal year '15 was an outstanding year for NIKE, Inc. We've shown once again that NIKE is a growth company.

Here are the fiscal '15 highlights. NIKE, Inc. revenues grew 10% to $30.6 billion despite significant FX headwinds. On a currency-neutral basis, NIKE, Inc. revenues grew 14%. Gross margin increased 120 basis points to 46%. Earnings per share rose 25% to $3.70 and we delivered ROIC of 28%. These are the quality results that our shareholders have come to expect from us and that we demand from ourselves.

One of the reasons we're able to deliver results like these are the talented people who work at NIKE around the world. So before going on into the detail on our results, I'd like to thank one of those talented leaders, and that's Don Blair. As you all know, this will be Don's last earnings call with NIKE. And if you're keeping track, it's 63 calls.

During my tenure as CEO and before that as Co-President, Don has served as a trusted advisor and a valued business partner. He has helped lead the company through great times and challenging times, always with a calm focus and level of discipline that creates confidence and insures we continue to move forward.

Don will always be remembered as the creator of our long-term financial model, which guides our financial planning to this day. But more than that, Don will be remembered for the talented leaders he has developed over the years, both within finance and across the company.

I want to thank Don for his leadership and dedication to NIKE over the last 15 years, and wish him the very best in his future endeavors. Don's successor, Andy Campion, is a testament to Don's commitment to developing talent. Andy has been a great leader during his 8 years with NIKE, helping to develop the strategy that will drive NIKE's growth for years to come, and I'm confident that Andy will continue to build on the strong foundation Don has set for the company as we strive toward our full potential. Andy will assume the CFO role on August 1 and will join us on the next earnings call.

So while I'm proud of the results we delivered this last year, what sets NIKE apart is our ability to deliver sustainable, profitable growth year in and year out. It is our proven track record of driving growth under a variety of macroeconomic conditions that gives us the confidence we can deliver growth for years to come. This past fiscal year, we managed through a volatile currency environment and sharpened our focus in key markets, and we will continue to drive that same level of discipline and focus as we look ahead to fiscal year '16.

As we have consistently done in the past, we will leverage the power of the NIKE portfolio to drive growth. We have demonstrated time and again that our diverse portfolio of brands, categories,

geographies and products is a competitive advantage that allows us to serve our consumer and drive growth better than anyone else. And you can expect us to leverage our portfolio to further unlock growth around the world to expand the market and increase share. And we'll do this by staying true to our commitment to the athlete and our commitment to innovation.

I recently sat with the innovation teams for an in-depth review of our future product concepts, and I can tell you, I am incredibly energized by what's to come. Today we are pushing ourselves to create products and experiences that consumers want and some they never thought possible. The scale and pace at which we are bringing new innovations to market is unprecedented. Let me share a few examples.

Flyknit, of course, continues to be one of NIKE's great breakthroughs for the athlete and for our company. It's created a whole new model for design and manufacturing. Instead of engineering down to the piece, we can now engineer it down to the pixel to enhance performance, aesthetics and sustainability. And the most exciting part is we're just discovering new ways to use it every day. We've advanced Flyknit into other sports over the past few years, but there's no doubt last summer's World Cup was the launching pad for Flyknit in Global Football. More than 1/3 of the players chose to wear the Magista, our first Flyknit boot, including Mario Götze, who scored the winning goal in the World Cup final.

When you look across our business, Flyknit's dynamic strength and lightweight benefits have been applied across our key performance categories: Running, Basketball, Men's and Women's Training as well as into premium Sportswear.

With the success of Flyknit, we've been inspired to engineer new types of materials like Flyweave. This innovative performance weaving process pushes the limits of lightweight with superior strength, and it was introduced this year with the Jordan 29. And just a few days ago, we revealed the newest signature shoe from Kevin Durant, the KD8, which utilizes this incredible technology. I'm very excited about the potential for Flyweave, so keep an eye out for further innovation in this area.

We not only deliver new breakthroughs, but we also push ourselves to reinvent our most iconic products. Products in our Running category are a great example. This year, we matched Zoom Air in its 20th year with the Pegasus 31 to create the fastest, most responsive Pegasus to date. It proves that much better does not always have to be entirely new.

We also continue to diversify one of our greatest collections of apparel technologies, Dri-FIT. Dri-FIT is the foundation for everything from shirts to tights, to socks, and it adapts to any athlete need. Strong performance this year included Nike Pro Hyperwarm, Running Dri-FIT Knit and Running Dri-FIT Hypercool.

One of this year's greatest Dri-FIT innovations was with the Nike Pro Bra Collection. With the broadest assortment of styles and sizes, we're able to provide the athlete with the right fit and support for any type of training or sports.

Finally, Dri-FIT also forms the basis for our most advanced NCAA basketball uniforms ever. Two of our longstanding partners, Duke and UConn, won the respective men's and women's national championships wearing the Nike Hyper Elite uniform. Our uniforms weigh only 11.4 ounces, and we have set every detail from vented waistbands to laser perforations, which enhance cooling and increase mobility. The Hyper Elite truly sets the standard for basketball apparel.

It is examples like these that makes me so excited to bring the full power of NIKE's innovation and creativity to the NBA. With NIKE, Jordan and Converse, we can't wait to help grow the game of Basketball even farther across our entire global reach.

At NIKE, innovation comes in many forms and our growing digital ecosystem is a great example. Consumers are increasingly connected and utilizing premium, personal digital services. Digital is an accelerator of growth that is shaping everything we do, from building deep connections to consumers with digital services and communities to driving rapid expansion of our e-commerce business. This is all made possible because NIKE is one of the world's most engaged brands online. It's where we connect with the consumer 1-to-1 and it's where we connect people to one another. And we're constantly looking for new ways to seamlessly connect social platforms to commerce.

Earlier this quarter, for example, NIKE Women launched the Instagram shop, a new tool that allows users to click a photo and be taken directly to nike.com product pages. And just last week, we announced that we are one of the first partners to offer curated product collections through Twitter. And there are many more exciting opportunities to come in this space as the power of the NIKE Brand creates strong demand from consumers any time, anywhere on any platform.

We deepen our relationship with consumers through services like Nike+ Run Club and Nike+ Training Club that inspire and enable them to do more and get better. Our Nike+ Training Club app continues to build a motivated community of devoted athletes and now features 135 workouts and is available in 17 languages. Access for nike.com to Nike+ Run Club training plans brings together the best Nike expert running guidance to one place. There's great potential here to connect more runners to the product they need to meet their goals. And in April, we unveiled a NIKE Trainer's Hub that unites the global network of elite trainers to help every athlete reach their peak potential.

We connect, motivate and inspire our community of members with great products and services because ultimately, what sets NIKE apart is our innovative product, and e-commerce is rapidly expanding our ability to serve consumers with products for any sport all over the world.

Fiscal '15 was a great year for nike.com. We delivered 51% revenue growth in Q4 with 55% growth for the full year. We saw increases in both traffic and conversion, fueled by our investments in critical infrastructure to improve the consumer experience on both desktop and mobile. And as I mentioned last quarter, our traffic on mobile has exceeded traffic on desktop, making it a very sharp point for consumer engagement going forward.

I'm proud to say our e-commerce business surpassed $1 billion in revenue this past year, a fantastic achievement from all of our teams. But really, we're just scratching the surface of our potential in this area. Global consumer spending through e-commerce exceeds $1 trillion, a significant portion of which is done on mobile devices. Tremendous opportunity ahead for us in e-commerce.

What I just recapped is by no means an exhausted list, but it clearly shows how much ground this company can cover in just 1 year. And while we're pleased with this year's results, at NIKE, we're always moving forward. We are relentless in our pursuit to get better and we see opportunities that no one else can. And most importantly, we have the resources and the talented team to deliver.

Fiscal '16 will be no different. We have great momentum and we will continue to drive it by growing our largest categories such as Running, Basketball, Football and our geographies such as North America, Western Europe and China. And by unlocking the areas with the greatest potential for growth such as Women's, Young Athletes and apparel, and also by accelerating new opportunities such as breakthrough technologies and product in advanced manufacturing and digital.

We have one of the strongest brands in the world with the world of opportunities still ahead. And that's why fiscal '16 will be our best year yet.

Thanks, and now here's Trevor.

Trevor Edwards, President, NIKE Brand:

Thanks, Mark. The NIKE Brand closed the year with a strong finish, demonstrating yet again the power of the category offense to drive growth. On a constant currency basis, NIKE Brand revenue grew 13% for the quarter. For the year, revenue was up 14%, with double-digit growth in North America, both European geographies and China.

NIKE Brand DTC revenue was up 27% for the quarter. For the year, DTC revenue was up 29%, driven by comp store growth of 16%, online growth of 59% and new stores. And finally, global futures accelerated to 13%, reflecting continued strong demand.

The success in our business is a natural outcome of putting the consumer at the center of everything we do. Our connection with consumers strengthens our brand every day from our own retail to wholesale partners, from in-store to online, from digital experiences to unforgettable live events. It's those deep and authentic connections that power the NIKE Brand around the world.

Within our category offense, we often talk about Amplify -- our Amplify strategy to compete, train and express. Sportswear represents the express portion of that equation, where consumers express their love and passion for the game with premium sports-inspired products. Sportswear is a key complement to the product assortment for our performance categories, offering an opportunity to elevate the design and technical innovation in traditional Sportswear styles while also creating new ones. This drove tremendous growth in the Sportswear in fiscal year '15, which was up 20% for the year.

Now let's turn to a few of our performance categories. First, I'll start with Running. By serving our consumers through product innovation and consumer engagement, we drove growth in this important category with revenue up 9% for the year to nearly $5 billion. Our premium performance footwear continues to resonate with runners, led by the Air Zoom Pegasus 31 and the FlyKnit Lunar 3, and our premium Sportswear styles such as the Air Max 1 and the Roshe, also continued to drive growth.

We saw a return to growth in our core Running footwear across all markets, including North America. Core Running footwear consists of our products at mid-tier price zones. This return to growth was led by core performance styles like the Downshifter and the Wind Flow, which features Zoom Air technology.

As we continued to drive innovation, Running apparel was once again a key growth driver, led by the continued success of our Dri-FIT Knit tops and our Epic Lux tights.

And more than ever, we're expanding our overall Running business by inspiring new generations of runners every day. As Mark discussed, giving runners the knowledge and tools they need through digital services has helped to create deeper, meaningful relationships. The opportunities to build new connections with our Nike+ community are virtually unlimited, as we add even more exclusive experiences like special product launches and Running events.

NIKE Basketball, which in fiscal year '15, grew 21% to nearly $4 billion. Our Basketball business fueled the strength of our brand and our product innovation has never been stronger.

This year, as always, we launched incredibly innovative products for our consumers. NIKE Basketball introduced great footwear such as the LeBron 12, completely redesigned to deliver precision and explosive performance, and the KYRIE 1, the first signature shoe for this dynamic and exciting young player. And in the Jordan Brand, we introduced the Air Jordan 29, the lightest Air Jordan performance shoe ever, and the Super.Fly 3, which employs NIKE's Zoom technology for lightweight, durable cushioning.

What's more, every year, NIKE Basketball and the Jordan Brand put on great consumer experiences and fiscal year '15 was no exception. Standout examples include last quarter's NBA All-Star weekend in New York and the NIKE World Basketball Festival in Spain last September was a great example. These events showcase the tremendous combined power of the 2 great basketball brands, something only NIKE can offer.

NIKE Basketball and Jordan are driving the kind of energy that excites current fans and brings in new ones, growing the market today and into the future. And as Mark mentioned, our partnership with the NBA gives us tremendous opportunity to grow this sport. It's a platform for true innovation, not just for our products, but also for the many ways we can serve our consumers. This partnership will let us share our passion for Basketball in exciting places like Rio to Beijing, to Barcelona. The energy around Basketball is at an all-time high, and we're excited to accelerate its growth around the globe.

Finally, our Women's business continues to drive strong growth. For the year, revenue grew 20% to nearly $6 billion. The strong growth in our Women's business is driven by the innovation and style we bring to the products that matter most to these athletes. Key apparel styles such as the Nike Pro Bra Collection and broad assortments of tights are resonating strongly with consumers and creating excitement in the marketplace. In Q4, we released our biggest ever market initiative for women called Better For It, which in just 2 months, has totaled more than 18 million online views. Better For It resonated with consumers because it wasn't just a campaign. It was a call to action for all athletes to push themselves to be their best. And it was served by the global community of women who interact with NIKE and each other every day for inspiration.

Our new Women's only door in London, along with our newly reopened Santa Monica store, exemplify the focus on providing products and services specifically for women. We've also continued to increase the number of stores with premium services such as bra fitting, gait analysis and pant hemming. That success is mirrored by the strong growth in our Women's business on nike.com, which exceeded both Men and the total NIKE Brand in the quarter. All told, our work, both in-store and online is helping to drive strong growth in our overall Women's business.

Now let's talk about a few of our geographies. North America had a great quarter and another remarkable year. Revenues were up 14% for the quarter and 12% for the year despite the headwind from the West Coast port congestion. Growth in the quarter was driven by nearly every key category. We saw continued strong performance from DTC, which grew 13% in the quarter with nike.com growing 31%. This performance was complemented by strong executions with our wholesale partners such as the Fieldhouse with Dick's Sporting Goods, House of Hoops with Foot Locker and the Track Club with Finish Line.

In Q4, we also remained focused on working through the impact of the West Coast port congestion by diverting some shipments to alternative ports and shipping select products via air freight. As expected, product flows began to normalize in Q4, but we expect it will take a couple of quarters before product flow fully returns to normal. That said, we continue to see great demand for our products in the marketplace and expect to efficiently move through the inventory and maintain a healthy pull market.

We continue to see incredible potential for growth in North America and the reason is simple and familiar. We remain focused on the consumer, delivering innovative products and services through compelling retail experiences. This allows us to expand the market while also taking market share.

Now let's turn to Western Europe, where we're seeing broad-based demand with growth of 17% in the quarter and 21% for the year. Growth in the quarter and throughout the year was fueled by our continued efforts to transform the marketplace in line with the category offense. We saw strong growth across most key categories, led by Sportswear, Running, Women's Training and Basketball, and in the territories, particularly in AGS, that's Austria, Germany and Switzerland, as well as in the U.K. and Ireland. Our execution with our wholesale partners such as JD Sports, Foot Locker and Intersport all performed well in the quarter, as did our own DTC, which had revenue growth of 39%.

The momentum we've seen in fiscal year '15 in Western Europe, combined with the strength of the NIKE Brand, reinforces our view that there is tremendous growth potential in this important geography. Our focus on the consumer will continue to build on that momentum as we head into fiscal year '16 and beyond.

Now let's turn to the emerging markets, where quarter 4, revenue declined 3% due in part to comparisons to strong World Cup results last year as well as actions we're taking in Mexico and Brazil to ensure a healthy marketplace. For the full year, revenue grew by 8%. For the quarter, we saw 7 of the 9 territories grow, with 6 growing at a double-digit rate. The NIKE Brand continues to be very strong in the emerging markets and our products are resonating with consumers across all territories.

Let's take a closer look at 2 of these territories. In Mexico, we've been actively working to clear excess inventory, which resulted primarily from a distribution center transition in fiscal year '14. Our brand remains very strong, and we're seeing accelerated growth in retail sell-through. As a result, we're now returning to more normalized inventory levels as of the end of fiscal year '15. We continue to work with our wholesale partners to ensure a healthy pull market in Mexico and we feel confident that the market is now well-positioned for profitable growth.

In Brazil, Q4 revenue was down about 20%, reflecting comparisons to strong World Cup sales in the prior year as well as weak macroeconomic environment. At the same time, we continue to take steps to proactively manage the supply of product in the marketplace. The NIKE Brand remains incredibly strong in Brazil and we continue to see tremendous opportunity for sustainable, profitable growth.

To realize this opportunity, we are leveraging the category offense to segment and differentiate our points of distribution. We are confident that these steps will offer our consumers more premium and compelling retail experiences while increasing the productivity and profitability of the market for our wholesale partners and our business.

And finally, in China, where Q4 revenue grew 20%, and we posted a full year growth of 19%. Our strong growth in the quarter was driven primarily by Running, Basketball and Sportswear. For our wholesale partners, doors that have been reprofiled continue to outperform the rest of the fleet. And in DTC, we saw a growth of 52%, with continued strong growth in our stores as well as online.

In China, the NIKE Brand is incredibly strong, which provided the foundation to reset the market in line with the category offense. Our strong results throughout fiscal year '15 demonstrated that our strategy has paid off. We returned to strong revenue growth. We've improved profitability and productivity for ourselves and our wholesale partners and inventory in the marketplace is healthy. Going forward, we will leverage the momentum from fiscal year '15 and continue to execute this consumer-led strategy to drive sustainable, profitable growth in this key geography.

At NIKE, viewing sport through the eyes of the consumer isn't just a strategy. It's our obsession. We know what our consumers want and we deliver it: innovative products, personalized services, unforgettable experiences and the inspiration to go after their biggest goals. And serving our consumers means we lead every day. Our consumer focus ensured we will be out in front in Q4. It ensured will be out in front in fiscal year '15, and it ensures we will be out in front in fiscal year '16 and beyond.

Before I hand over to Don, I also want to take a moment to thank him for his hard work and his partnership over the years. Don is an all-star CFO and a great leader for this company, who's work created a foundation of excellence for all those around him. I don't know where the CFO Hall of Fame is located, but Don, you deserve a plaque in it. Thanks for everything. Thanks for your friendship. Over to you.

Don Blair, Executive Vice President & Chief Financial Officer:

Thank you, Trevor. FY '15's results demonstrated our ability to deliver profitable growth even in a challenging macro environment. We did it by focusing on the fundamentals, building deep connections with consumers and delivering innovative products through compelling retail experiences. At the same time, we leveraged our global portfolio to manage risk while continuing to invest for future growth and profitability. Our ability to use all the levers in our business to drive growth and manage risk is one of our greatest advantages, and it's why we're confident in our ability to continue to deliver shareholder value on into the future.

So on to the details for Q4 and FY '15. Q4 revenue for NIKE, Inc. increased 5%, up 13% on a currency-neutral basis. For the full year, NIKE, Inc. revenue increased 10% to $30.6 billion. On a currency-neutral basis, both NIKE, Inc. and the NIKE Brand grew 14%, while Converse grew 21%. Growth in the NIKE Brand was broad-based across categories and driven by continued strong performance in 3 of our largest geographies: North America, Western Europe and China.

Also on a currency-neutral basis, NIKE Brand futures orders grew 13%, driven by a 5% increase in average selling price and an 8% increase in units. The growth reflects continued strong demand across the NIKE Brand portfolio, led by double-digit growth in North America, Western Europe and China. On a reported basis, futures grew 2%, reflecting weaker international currencies, particularly the euro, ruble, real and yen.

Fourth quarter diluted EPS increased 26% to $0.98, and full year diluted EPS rose 25% to $3.70, driven by revenue growth, gross margin expansion and a lower tax rate, partially offset by higher SG&A investments. The effects of FX on the quarter and the year were fairly modest as the negative impact of the stronger dollar was largely offset by our FX risk management.

Gross margin expanded 60 basis points in Q4 and 120 basis points for the full year. For both the quarter and the full year, margin expansion was primarily driven by higher average selling prices and continued growth in our higher-margin DTC business, partially offset by higher cost of goods due to labor inflation and higher logistics costs.

Fourth quarter demand creation was 7% below the prior year quarter, which included significant World Cup related expenses. For the full year, demand creation increased 6%, driven by support for key events and product launches, DTC and investments in sports marketing.

Operating overhead increased 13% for the quarter and 16% for the full year. This reflected growth on our higher gross margin, higher cost DTC business as well as investments in operational infrastructure and digital, including consumer engagement.

The effective tax rate for FY '15 was 22.2%, lower than last year's 24% rate, primarily due to favorable resolution of tax audits across multiple jurisdictions. The rate was significantly lower in Q4, primarily due to adjustments to reduce tax expense recognized in interim quarters of FY '15 on intercompany transactions. We continue to deliver strong returns on capital as FY '15 ROIC reached 28.1%, up 360 basis points from the prior year. For the year, we returned $3.4 billion in cash to shareholders in the form of share repurchases and dividends.

As of May 31, inventories were up 10%, primarily driven by business growth and the impact of port congestion in North America. As we discussed last quarter, we anticipate the flow of product in North America to return to normal in the first half of FY '16. We expect inventory levels to be somewhat elevated for the next several quarters as we work to rebalance supply and demand in the market.

Now let's look at our performance by segment. North America delivered another remarkable year as FY '15 revenue grew 12% to $13.7 billion, the fifth consecutive year of double-digit revenue growth. Growth for the year was driven by higher revenues in nearly every key category, led by double-digit growth in Basketball, Sportswear and Women's Training. The growth also reflected strength in both sales to wholesale customers and DTC. Sustained, broad-based growth at this level in a market as developed as North America demonstrates both the tremendous strength of the NIKE Brand and the effectiveness of the category offense in expanding both the market and our market share.

North America EBIT grew 18% for the full year, driven by strong revenue growth and gross margin expansion.

Western Europe also had a great year, as FY '15 revenue reached $5.7 billion, up 15% despite the weakness of the euro. On a currency-neutral basis, revenue grew 21% for FY '15 as every territory grew and we posted double-digit growth in every key category except Golf and Global Football, which grew at a high single-digit rate despite tough comparisons against the World Cup last year.

Western Europe EBIT increased 49% in FY '15, driven by revenue growth, gross margin expansion and SG&A leverage.

In Central and Eastern Europe, FY '15 revenue grew 15% on a currency-neutral basis, driven by growth in every territory except Israel, and every key category except Action Sports and Global Football, which declined at a low-single digit rate, reflecting comparisons to last year's World Cup. On a reported basis, FY '15 revenue for CEE grew 2% and EBIT declined 11%, largely reflecting significantly weaker currencies, especially the ruble.

In FY '15, China returned to strong, profitable growth as revenues topped $3 billion, up 18% for the year. On a currency-neutral basis, FY '15 revenue grew 19%, driven by the ongoing strength of the brand, a more focused category assortment tailored for China and new retail formats, including nike.com. In addition to driving revenue growth, we've sharply reduced inventory levels in the market and significantly increased the productivity and profitability of retail for NIKE and our wholesale partners. FY '15 EBIT for China grew 22% due to strong revenue growth and expanding gross margins.

In Japan, currency-neutral revenue grew 9% for the year and 19% for the quarter, driven by strong growth in Sportswear, Basketball and Running. Reported results in Japan were significantly reduced by the weaker yen as FY '15 revenue declined 2% and EBIT fell 24%.

In our emerging markets geography, results were mixed. On a currency-neutral basis, FY '15 revenue increased 8%, but Q4 revenue fell 3%. Nearly every key category grew for the year and the quarter. Sportswear, Running and Basketball led the growth for the year, while Global Football declined for both periods as we lapped strong sales in advance of last year's World Cup. For the year and the quarter, we posted strong currency-neutral revenue growth in most territories, led by Soco, Pacific, Korea and Southeast Asia, while revenues in Mexico and Brazil declined for both periods.

As Trevor discussed, we're clearing the excess inventory in Mexico and feel confident the market is now positioned for profitable growth. In Brazil, a weakening macroeconomic environment and changes in the retail marketplace have led to a slowdown in our business. In response, we're taking strong steps to tighten the supply of products as we work to reprofile the marketplace along the lines of the category offense. We're confident we're taking the right actions now to position this market for renewed growth.

FY '15 reported growth for our emerging markets geography was affected by both the marketplace actions we've taken in Mexico and Brazil as well as significant currency headwinds across the region. On a reported basis, FY '15 revenue decreased 1% and EBIT decreased 14%, reflecting lower gross margins and SG&A deleverage.

Converse continues to deliver strong growth as FY '15 revenues reached nearly $2 billion, up 21% on a constant currency basis. The growth was driven by the conversion of several European markets to direct distribution and ongoing strength in the United States. On a reported basis, revenue grew 18% for the year, but only 6% for the quarter as we shifted customer shipments to Q3 in advance of a systems implementation.

EBIT increased 4% for the year but declined 15% for the fourth quarter as revenue growth was offset by SG&A investments in market transitions, Converse and Converse IP enforcement as well as new systems and infrastructure.

In FY '15, NIKE, Inc. delivered strong growth and we had great momentum across the portfolio. Our FY '16 guidance reflects that momentum as well as continued investment in our growth strategies and operational capabilities. While currency markets remain volatile, our growth rate expectations for FY '16 are largely unchanged from what we shared last quarter even though we delivered stronger performance in FY '15 than we expected 90 days ago.

Specifically, for FY '16, we expect reported revenue growth at a mid-single-digit rate, reflecting low-double digit growth on a currency-neutral basis, partially offset by the impact of the stronger dollar. For Q1, we expect low single-digit reported revenue growth, roughly in line with reported futures growth as FX comparisons are more challenging in the first half of the fiscal year.

We expect gross margin for Q1 and the full year to expand by about 50 basis points, driven by higher average selling prices and rapid growth in our DTC business, including nike.com. We also expect to see some benefit from lower oil prices. However, these upsides will be partially offset by ongoing labor cost inflation, higher prices for some raw materials and FX headwinds. For SG&A, including both demand creation and operating overhead, we expect full year growth at a mid-single-digit rate.

For Q1, we expect growth slightly lower than the full year rate as we anniversary World Cup investments in the first quarter of FY '15. We anticipate other income will have a more meaningful impact on our FY '16 results than we've seen historically as a portion of our expected FX hedge gains will be reported in this line item. We currently expect other income will be approximately $50 million for each quarter. For FY '16, we expect the effective tax rate will be approximately 24%.

Before I open the call to questions, I'd like to share a few reflections on my nearly 16 years with NIKE. First, I'd like to thank Mark and Trevor for their kind words today as well as their support and partnership over the years. It's been a privilege to work closely with you both, as well as the rest of the tremendously talented leadership team that has led and will continue to lead NIKE into the future.

I'm incredibly proud of the results we've delivered and the value we've created for our shareholders. The company today is stronger, more diversified, more profitable and better positioned to drive growth than at any time in our history. Our brands are deeply connected with consumers around the world. We're delivering unmatched innovation and we've become highly effective at creating compelling retail experiences online and in-store across wholesale and DTC. We're better operators than we've ever been and our people are the most talented the industry. That's why I know NIKE will continue to drive profitable growth and shareholder value for years to come.

Finally, I'd like to congratulate Andy on his promotion to the CFO role. I've worked closely with him over the last 8 years and have great confidence in his ability to help lead the company toward its full potential. Andy is a strategic leader, with a clear passion for our brands, our business and, most importantly, delivering strong results for our shareholders. And he'll be supported by the finest team of financial executives I know. While it won't be easy to depart at the end of October, I know I leave the company and the finance function in good shape and in good hands.
Thank you, and now we'd like to open it up for questions.

QUESTION AND ANSWER SECTION

Operator: Bob Drbul, Nomura

<Q – Bob Drbul>: Don, congratulations. Thanks for everything. Best of luck.

<A – Don Blair>: Thanks, Bob.

<Q – Bob Drbul>: I guess the question that I have is on the Running category. I just wondered if we could just have a little bit more of a discussion around -- the core, I think has gotten better, but just an update on the competitive set and sort of how you guys are feeling about that category as we look forward.

<A – Trevor Edwards>: Yes, Bob. Actually, I feel really good about the Running category. For the year, the Running category actually grew 9% and what we saw certainly in the fourth quarter, we saw actually strong double-digit growth in most of our geographies from North America to Europe to China. And what we are doing very well is we are connecting very well with runners in the marketplace, so we continue to feel very confident about the business. And at the same time, what we have seen is the strengthening in the core, as we discussed, which is really about the mid-price -- the mid-priced tier zone. And what we've done there is certainly, we've gone in and zoned in, and we've always talk about diving in deeper. That's a great example. We've gone in deeper and focused on that. At the same time, I feel very confident about the innovation that is coming and that has been delivered and continues to be in the pipeline for Running. So overall, I'm very confident about the Running business. There's always room for opportunity and more growth and obviously, for us to continue to excite our consumers. But I certainly feel positive about it.

<A – Mark Parker>: I'm just going to jump in, too. And I want to shout out NIKE Running apparel as well, which has had an incredible run this past year, and that momentum continues into fiscal '16. And as I said before, I was sitting through the innovation, category-based innovation meetings recently, and our innovation pipeline for Running leading up to Rio is incredibly strong. So very bullish on that core category for NIKE.

<Q – Bob Drbul>: And I guess just -- I guess, could you elaborate a little bit -- my second question would be on the NBA -- the deal that you struck with the NBA? And I was wondering, maybe we could just put Don on the spot, he could give his pick for the #1 spot tonight.

<A – Don Blair>: It's not going to be my hometown, Sixers, I don't think.

<A – Mark Parker>: Well, first of all, I'm going to jump in on the NBA. Very, very excited about our partnership with the NBA. As you know, there's great energy in the sport globally. We have very progressive leadership under Adam Silver, really strong leadership there. Adam and his team, the owners have an appetite to really innovate and advance the game, which is perfect for us. We're thrilled to be a part of that. We have 3 incredible brands that can play in this space, of course, Nike, Jordan and Converse. We have on-court brand exposure head-to-toe for the first time, and that's across the NBA, the WNBA, the All-Star Games, the D-League. It's going to be a great opportunity to showcase our leadership in this critical category for us, not just here in the U.S., but globally.

Operator: Kate McShane, Citigroup Inc.

<Q – Kate McShane >: My question, my first question is on gross margins. In fiscal year '16 the guidance that you gave today, can you give us an idea on just overall manufacturing costs and how they're coming into play into cost of goods sold, just given all the initiatives you have with automation and Flyknit and everything else?

<A – Don Blair>: Sure. Well, we are starting to see some benefits out of that program. And as you know, we've been on a long journey of working with our factory partners to improve costs in the factory system and maintain the innovation and the quality of our products. So we've been doing things that are more evolutionary like lean manufacturing and just factory efficiency types of initiatives with them all the way, through breakthrough things like Flyknit. So we've been getting benefits for quite some time. We are starting to see some of the newer technologies coming onstream now. And so that's a part of the equation for FY '16. At this stage, there's lots of other factors. There are some headwinds out there, of course, with labor inflation and FX, but on the flip side, we've done a pretty consistent job of raising average gross selling prices, our DTC business of course, is accretive. So overall, on margin, we're pretty confident we can keep moving margin forward.

<Q – Kate McShane >: And then my second question is on SG&A. Going again on your guidance, they had mid-single-digit growth for fiscal year '16. I know fiscal year '15 has at least 1 quarter of Olympic spend or more, because we're entering into an Olympic year. So can you help us understand better how we should think about demand creation and corporate overhead and the breakdown of that for fiscal year '16?

<A – Don Blair>: Well, I don't want to get into too much granularity here because we don't normally provide that level of granularity. And as we've talked about in the last couple of calls, Kate, there's really been an evolution of how we think about consumer engagement. And in today's world, where so much of our marketing is digital, we are investing quite a bit in digital consumer engagement, and a lot of those costs fall into our operating overhead lines. So there's been a little bit of a blurring of the nature of those costs. Obviously, from an accounting standpoint, there's still clarity of it. But from a business standpoint, a lot of the things that we use to drive our business and consumer engagements are actually falling into the operating overhead lines.

Operator: Omar Saad, Evercore ISI

<Q – Omar Saad>: I wanted to ask a question about kind of on the topic of the geographic evolution of the supply chain. There's a pretty important vote through the Senate yesterday, and you guys have made some comments publicly maybe about some manufacturing eventually coming back. But how do you think about some of these recent developments, legislative developments and your overall supply chain as you look out in the coming years and the potential to even bring -- to put some production into the U.S. and North America?

<A – Mark Parker>: Yes, well, first of all, the passing of the TPA was obviously an important step toward what we hope is the final approval of TPP. And as we've said before, as you know, this will help us to accelerate the work that we're doing with advanced manufacturing, will help us expand our business overall. I think certainly, give us an opportunity to build local manufacturing here in the United States, can put us closer to market, advance some of the innovation, particularly in the area of customization. We are in the middle -- Don has mentioned this briefly, but scaling our advanced manufacturing initiatives, which we've really been working on over the past 3 or 4 years. So you're going to start to see those scale. But the opportunity to get some -- translate some duty relief into investing in our advanced manufacturing supply chain efforts here in the United States is going to be significant. We hope, I mean that's our goal, so that the idea is that, that will accelerate and we'll see some real benefits from that. I think you're going to see the overall supply chain geographically shift a bit here and there, with the advancements of new manufacturing, innovation that is a major priority for NIKE. It will give us the flexibility to create more localized manufacturing over time. And that will put us closer to market, and again, allow us to advance products, particularly in the customization area, and to meet more local demand as well.

<A – Don Blair>: The point I would make, too, Omar, is we are really encouraged by the passage of TPA. We still have a little bit of a ways to go from a timing standpoint to see TPP taken up by the Congress. And then of course, once it were implemented, it would take some time for those duty changes to be phased in.

<Q – Omar Saad>: And is the right way to think about it, any sort of potential duty savings, kind of being reinvested back into the supply chain or other areas of the business? Or is this -- is it more of a sustainable kind of opportunity on the margin line?

<A – Don Blair>: I think it's way too early to say on that.

<Q – Omar Saad>: Don, congratulations. Best wishes.

<A – Don Blair>: Thanks, Omar.

Operator: Matthew Boss, JP Morgan

<Q – Matthew Boss>: So just to kind of look ahead and put things together. If top line growth remained at least high single digits, and then you take the combination of Europe and China margin recapture and some increased scale with both e-commerce and Flyknit, is there anything structurally -- I guess my question is there anything structurally preventing a high teens operating margin longer-term at NIKE?

<A – Don Blair>: Well, as you know, our model has said that we believe we can grow our top line at the high single-digit rate, that we will expand our profit margins and over time, we aim to deliver mid-teens EPS growth. So that is our goal. And what that would imply is that we are going to be expanding margins over time. The speed at which that happens is always a function of lots of different variables. We are really excited about the strength of our business at this point, and I think we're delivering some fantastic results, as you can see from what we reported today. We obviously have a macroeconomic environment we're dealing with. So we believe we can expand the profitability of this business over the long haul. How that plays out over given fiscal years and quarters is subject to a lot of different variables.

<Q – Matthew Boss>: And then could you just speak to the composition of the order book in terms of the front end versus back end, and also the breakdown between pricing and unit growth?

<A – Don Blair>: Well, the front half, back half, it's slightly stronger in the second quarter than in the first quarter on the futures. And that's both a function of a slight acceleration in the back half of the window as well as slightly easier foreign exchange comparisons in the second quarter. So on a reported basis, a little faster in the second half of the window.

<A – Kelley Hall>: Matthew, the average selling price is up 5% and average increase in units is 8%. That gets you to the 13% reported -- or 13% currency-neutral futures orders.

Operator: Lindsay Drucker Mann, Goldman Sachs

<Q – Lindsay Drucker Mann>: On the north, I wanted to ask a couple of questions on North America. First, I was hoping you could give a little bit more detail on your Women's business in North America. Maybe an update on some of the moves you made in distribution. I know you had the Nike Training Club shop-in-shops at Macy's and perhaps at some of your other retail partners. Can you -- and then also some of the stores. Can you just tell us where you are with that and what we should be expecting for the next fiscal year? And maybe any quantify -- any metrics around how well those openings are doing?

<A – Trevor Edwards>: Okay, I'll maybe just kick it off this way, and maybe I'll just start with the top and just continue to reinforce. What we certainly are seeing in our Women's business is just tremendous growth. And so we saw obviously 20% growth for the year, which brings us to about $6 billion. So one of the reasons we've been able to drive growth is because we're putting the pieces together. This aspect of being able to communicate very well with her, at the same, time making sure that the products that we bring into the market are really, really strong. And so I think I've talked a few times about this aspect of bringing innovation and style together, which is really working for us. And then certainly, as you sort of step down into the distribution, we're certainly working with our partners to continue to rollout shop-in-shops in many of the locations that you mentioned. But nike.com, it's certainly been one of the really great hallmarks for us because we've seen our ability to really invite the consumer in through our communications. Importantly, engage her, certainly with the NTC app and the things that we're doing there, and then serve her very specifically online. And that business is growing at a much faster rate, faster than our Men's business online and faster than the total brand online. So we believe that, that really is providing a great window of opportunity for what we think is just going to continue to be great growth there.

<Q – Lindsay Drucker Mann>: Great. Next I wanted to ask was on North American margins were really solid in the quarter even though you were dealing with some inventory backup from the West Coast port congestion. So I was wondering if we should be expecting deteriorating margin performance across the year as you work through some of that inventory and Trevor you sounded pretty optimistic about how healthy the market was, so maybe it will be a non-issue. Just some clarification around that.

<A – Don Blair>: Well, as I said in the prepared remarks and Trevor said this as well, that we feel very confident that we're going to be working through that inventory in a way that it's brand accretive and is not going to be problematic from a profitability standpoint. Again, I'm not trying to get to any specific prediction of a percentage on one of the geographies. North America has done a phenomenal job over the last few years of building profitability. They have a very well developed network of factory stores. They manage that marketplace very well. So we're confident that we're going to work our way through that inventory in a constructive way.

Operator: Robby Ohmes, Bank of America Merrill Lynch

<Q – Robby Ohmes>: Don, best of luck in your next endeavors.

<A – Don Blair>: Thank you, thank you

<Q – Robby Ohmes>: Two questions. Just first on Western Europe, and I guess maybe, Europe overall. How much further do you think the category offense has to go? And I think DTC, I think you guys said it was up 39% in Europe. How much of that is driven by new store openings versus dot-com? Just how are you getting that great growth in Europe?

<A – Trevor Edwards>: Yes, as we -- so as we've talked about before, one of the things that we really felt confident about is that the category offense is really providing us the opportunity to continue to uncover and unlock more growth in the marketplace. And certainly, what we've seen take place is the brand is very, very strong in Western Europe. We're seeing really growth across the different territories. Obviously, we spoke about AGS as well as in the U.K. and Ireland. And our partnerships that we're doing with our wholesale partners, with the JD Sports, Foot Locker and Intersport, are continuing to drive that. Our dot-com business in Western Europe is also growing at an accelerated pace. So what is driving the numbers in the DTC, primarily would be the dot-com growth, that's growing at certainly a faster rate than the overall business. But our ability to drive more conversion in the stores where we currently exist still is taking place. So we've been able to increase the sell-through within our own doors. As we've always talked about, that learning, we then take that to our wholesale partners, that's really helping to drive the overall growth in the marketplace. So we continue to feel very confident about the growth. Again, I won't say that it will go on forever. But certainly, we see a lot of runway for quite some time.

<A – Mark Parker>: I just want to add that the growth and the strength that NIKE in Western Europe is sort of a smaller example of what we often refer to as our complete offense. So we're seeing really strong broad-based growth across the various countries, across Europe, across the categories, across both DTC and wholesale. So it's a very healthy, broad-based, complete offense from a brand strength and a growth standpoint. The brand, by the way, based on recent surveys, seem to be the #1 favorite sports brand in 10 of the key Western European cities. So that's all good news for us.

<Q – Robby Ohmes>: That sounds great. And just my last question, I guess for Trevor. Trevor, when you think about the success of shoes like the Downshifter and Wind Flow in the mid-tier,

how do you think about how successful those shoes can become without cannibalizing some of the higher price point sneaker styles that you guys are already hugely successful in?

<A – Trevor Edwards>: Yes, no, I would say that obviously, Mark always talked about the complete offense and that is really what we're ensuring that we're doing. We're making sure that we look at certainly, our Running business or the opportunities, certainly, from the premium segment, making sure that we're driving that. The important opportunity of what we described as core, which is the mid-tier priced zones. But also our Sportswear business provides another opportunity for us to continue to really come at the market from a holistic perspective. So we believe that there is still more growth in the marketplace and we're able to continue to take share by growing the market altogether. So we feel very confident about that strategy, and we continue to bring innovation amongst all those dimensions.

<A – Kelley Hall>: Before we end the call today, I'd also, on behalf of the finance function, like to thank Don for his leadership over the years and his mentorship to me, personally, and to welcome Andy as the new leader of our function. So thank you, Don. With that, we'll go ahead and end the call. Thank you, all, for joining us, and we'll talk to you in Q1.